Exhibit 10.1

April 21, 2023

VIA EMAIL TO [*****]

Mr. Kevin Rhodes

[*****]

Dear Kevin:

We are pleased to offer you a position with Extreme Networks, Inc. (the “Company”) as Executive Vice President and Chief Financial Officer, reporting solely and directly to the Chief Executive Officer of the Company, Ed Meyercord, and working remotely in Massachusetts. This offer and your employment relationship with the Company are subject to the terms and conditions of this offer letter (“Offer Letter”).

Should you decide to join us, your start date with Extreme will be May 30, 2023 (“Hire Date”). This is an exempt position, which means that you will be expected to work the hours necessary, including extended hours, to complete your job duties.

You will receive an annual salary of $500,000, less applicable taxes and withholdings, paid twice monthly, in accordance with the Company’s normal payroll procedures.

Sign-On Bonus

You will receive a sign-on bonus in cash of $250,000, less applicable taxes and withholdings, payable on the second pay period following your Hire Date. Should you voluntarily terminate your employment with the Company without Good Reason (as defined pursuant to Appendix A to the Company’s Change in Control Severance Plan which is attached), or if you are terminated from the Company for Cause (as defined pursuant to Appendix A to the Company’s Change in Control Severance Plan which is attached), prior to the first anniversary of the Hire Date, you will be required to repay a pro-rata portion of the sign-on bonus, pro-rated based on the number of months elapsed since the Hire Date. For the avoidance of doubt, no portion of the sign-on bonus shall be subject to repayment in the event the Company terminates your employment without Cause, you resign with Good Reason, or your employment terminates as a result of your death or disability. For the purposes of this offer letter, the definition of “Good Reason” shall disregard any requirement for the events giving rise to Good Reason to occur during the “Change in Control Period” and any references to the “Plan” shall be deemed to include the Plan and this offer letter.

In addition, you will receive an equity grant of Restricted Stock Units (the “Sign-On RSUs”) of 47,500 shares on the Hire Date. The Sign-On RSUs will vest fully on December 30, 2023. Each Sign-On RSU constitutes the right to receive one share of Company common stock upon vesting. All vesting rights to any Sign-On RSUs offered hereunder will also be subject to your continued employment with the Company at the time of vesting. Your Sign-On RSU grant is further conditioned on your execution of the Company’s standard form of employee RSU Agreement, and will be governed by and subject to the terms of that Sign-On RSU Agreement and the Company’s 2013 Equity Incentive Plan and the terms of the Company’s Change in Control Severance Plan.

Company Bonus Plan

As an employee of the Company, you will be eligible to participate in the Extreme Incentive Bonus Plan with a target of 85% of your eligible earnings received during the plan’s performance period, less applicable taxes and withholdings. Eligible earnings generally include regular and premium wages received for time worked, and paid time off including observed holidays and vacations. Eligible earnings generally do not include business reimbursements, allowances, accrued retirement or severance benefits, or payments made to you by third party insurers even when these payment types are available to you because of your employment with the Company. Your payout is subject to the achievement of specific corporate performance objectives and the eligibility requirements of the Extreme Incentive Bonus Plan, and may be adjusted based on your personal contributions and performance. You will be eligible for the Extreme Incentive Bonus Plan beginning the first half of fiscal 2024. You must be an active employee of the Company at the time of payout to participate in and receive the Incentive Bonus Plan payout. The terms and conditions of the then-current Extreme Incentive Bonus Plan control any calculation and payout, and Company reserves the right to amend or terminate the Extreme Incentive Bonus Plan and/or any component of the Extreme Incentive Bonus Plan at any time and for any reason, without advance notice to any employee.

New Hire Time-Vesting Restricted Stock Units

You will receive a grant of Restricted Stock Units (“New Hire RSUs”) of 142,250 shares on the Hire Date (the “New Hire RSU Grant”). This amount represents approximately 2x your expected annual time-vesting equity award, which will be subject to the approval of the Compensation Committee of the Board of Directors. You will be eligible for such refresh grants commencing in August 2024. The New Hire RSUs will vest fully over three (3) years, with one-third (1/3) of the New Hire RSUs vesting upon the one (1) year anniversary of the vesting commencement date and the remaining New Hire RSUs vesting in equal quarterly installments thereafter. Each New Hire RSU constitutes the right to receive one share of Company common stock upon vesting. All vesting rights to any New Hire RSUs offered hereunder will also be subject to your continued employment with the Company at the time of vesting. Your New Hire RSU grant is further conditioned on your execution of the Company’s standard form of employee RSU Agreement, and will be governed by and subject to the terms of that New Hire RSU Agreement and the Company’s 2013 Equity Incentive Plan and the terms of the Company’s Change in Control Severance Plan.

New Hire Performance Based Stock Units

You will receive a grant of Performance Stock Units (“New Hire PSUs”) of 189,750 shares on the Hire Date (the “New Hire PSU Grant”). This amount represents approximately 2x your expected annual performance-based equity award, which will be subject to the approval of the Compensation Committee of the Board of Directors. You will be eligible for such refresh grants commencing in August 2024. The New Hire PSU awards may be earned based on the Company’s total shareholder return (“TSR”) relative to the Russell 2000 Index (“Index”) over an overall three-year performance period and an overall payout range of 25% of target to 150% of target. While the opportunity to earn any above-target portion of the award is based on three-year performance, you will have the opportunity to earn up to one-third of the target number of shares subject to the New Hire PSU award after each of the first and second years of the performance period based on one-year and two-year TSR performance relative to the Index, respectively. At the end of the full three-year period, there is an opportunity to earn up to 150% of the full target number of shares subject to each award based on the three-year TSR relative to the Index, less any shares earned for years one and two.

Each New Hire PSU constitutes the right to receive one share of Company common stock upon vesting. Except as otherwise set forth herein, all vesting rights to any New Hire PSUs offered hereunder will also be subject to your continued employment with the Company at the time of vesting. Your New Hire PSU grant is further conditioned on your execution of the Company’s standard form of employee PSU Agreement, and will be governed by and subject to the terms of that PSU Agreement, the approval of the Compensation Committee of the Company, the Company’s 2013 Equity Incentive Plan, and the terms of the Company’s Change in Control Severance Plan.

Annual LTI Awards

You shall be eligible to participate in any annual long-term incentive program instituted by the Company for its senior executives and to receive annual refresh grants pursuant to such program on similar terms and values applicable to similarly situated executives holding the same level of executive seniority and responsibility, with the actual grant subject to approval by the Board or the Compensation Committee, as applicable, in the same manner as approval for such similarly situated executives.

Severance

If you are terminated by the Company other than for “Cause” or you resign with Good Reason, you will be eligible for a lump sum payment of $17,000 plus 12 months’ base salary and any bonus earned but not yet paid for a completed bonus period. To the extent you timely elect to participate in continuing coverage pursuant to COBRA, the Company shall pay the aggregate monthly premium, for you and your eligible dependents, at the level which you participated immediately prior to such termination for six months.

Executive Change in Control Severance

The Company also has a policy of providing an Executive Change in Control Severance Plan for its executive officers in the event of an acquisition of the Company. Contingent upon approval by the Compensation Committee, those provisions will be set forth in your Executive Change in Control Severance Agreement and will be the same as those standard terms currently in effect for similarly situated executives of the Company. A copy of the Change in Control Severance Plan and your Participation Agreement have been enclosed.

Additional Benefits

As a Company employee, you also are eligible to receive standard employee benefits under the Company’s benefit plans at the same level as similarly situated senior employees of the Company, generally. Details about these benefits will be provided by the Human Resources Department. The Company may modify benefits as it deems appropriate. You also will be expected to abide by the Company’s rules, regulations, policies and procedures as communicated to you from time to time in our Employee Handbook or as otherwise communicated to impacted employees, as it may be modified, or otherwise.

The Company will provide you with administrative support, and as necessary, access to office space.

The Company will pay your legal fees reasonably incurred in connection with the review and negotiation of this Offer Letter, the documentation referenced herein and any other related documentation, in an amount not to exceed $15,000. Invoices should be directed to the Company and the legal fees will be paid directly by the Company, again, not to exceed $15,000.

You will be covered by any applicable directors’ and officers’ liability insurance policies procured by the Company and its affiliates from time to time. Such coverage and indemnification will continue during your employment and thereafter, while liability may exist, on the same basis as other current and former directors and officers of the Company.

Employment At-Will

If you choose to accept this offer, while we look forward to a productive and enjoyable work relationship, you will be an at-will employee of the Company. This means that your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without “Cause” or advance notice. This at-will employment status cannot be modified except in a written document signed by you and by the SVP, Human Resources and Chief Diversity Officer of the Company.

Section 16 Officer

With this position, you will be designated as a Section 16 Officer of the Company. As you are undoubtedly aware, this designation brings certain SEC reporting requirements. Should you have any questions regarding your obligations as a Section 16 Officer, please do not hesitate to contact Katy Motiey, our Chief Administrative and Sustainability Officer and General Counsel.

Outside Activities

You agree to terminate any other employment, consulting, or similar engagement you may now have by your Hire Date, except that you may continue to serve as a member of the Board of Trustees of Merrimack College. You further agree to limit your outside for-profit board positions to no more than one company, which position will be cleared with the CEO and the Board of Directors of the Company in advance of accepting another position. You may also engage in charitable, civic and educational activities and manage your personal and family investments.

Arbitration

In the event of any dispute or claim relating to or arising out of this offer letter, any agreements entered into between you and the Company, our employment relationship, or the termination of the employment relationship (including, but not limited to, any claims of wrongful termination or age, gender, disability, race or other discrimination or harassment), you and the Company agree that all such disputes shall be fully, finally, and exclusively resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Santa Clara County, California, and we waive our rights to have such disputes tried by a court or jury. The arbitration will be conducted by a single arbitrator appointed by the AAA pursuant to the AAA’s then-current rules for the resolution of employment disputes, which can be reviewed at www.adr.org.

Background Check and Confidentiality Obligations

This offer is contingent upon the successful completion of our background investigation of you, your signing and returning the enclosed Employee Confidential Information and Assignment of Inventions Agreement, and upon your ability to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Please provide such documentation, as identified in the I-9, no later than your first day of employment. Your failure to comply with any of these conditions gives the Company the right to revoke this offer or immediately terminate our employment relationship with you.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain or which is otherwise provided or developed by the Company. By accepting this offer of employment and signing this Offer Letter, you acknowledge that you will be able to perform those duties within these guidelines. You also agree that you will not bring onto the Company’s premises or use in your work for the Company any confidential documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

To indicate your acceptance of the Company’s offer, please sign and date this Offer Letter in the space provided below, and scan and return it to Kimberley Basnight at Extreme Networks by email at kbasnight@extremenetworks.com. This offer will remain in effect until 5:00 p.m. EDT on April 21, 2023.

This Offer Letter, along with any agreements referenced above and/or attached to this Offer Letter, constitutes the entire agreement between you and the Company concerning the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral.

This Offer Letter may not be modified or amended except by a subsequent written agreement signed by you and the SVP, Human Resources and Chief Diversity Officer of the Company.

Kevin, we very much look forward to welcoming you to the Extreme Networks team, and we believe you will make a fantastic contribution to the Company.

Sincerely,

/s/ Kimberley Basnight

Kimberley Basnight

SVP, Human Resources and Chief Diversity Officer Extreme Networks, Inc.

[SIGNATURE IS ON FOLLOWING PAGE]

I accept employment with Extreme Networks, Inc. and agree to the terms set forth in this Offer Letter.

/s/ Kevin Rhodes	April 21, 2023
Kevin Rhodes	Date

Attachments:

•	Employee Confidential Information and Assignment of Inventions Agreement

•	Agreement to Participate in the Extreme Networks, Inc. Executive Change in Control Severance Plan

•	Extreme Networks, Inc. Executive Change in Control Severance Plan

•	Indemnity Agreement

•	RSU Grant Agreement

•	PSU Grant Agreement